                           SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       The Guarantee Life Companies Inc.
               (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                           [LOGO] THE GUARANTEE LIFE
                                  COMPANIES INC.

                               Guarantee Centre
                            8801 Indian Hills Drive
                            Omaha, Nebraska  68114

--------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 13, 1999


To the Shareholders of The Guarantee Life Companies Inc.:

     The Annual Meeting of Shareholders of The Guarantee Life Companies Inc. (the "Company") will be held at Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska, on Thursday, May 13, 1999, at 10:00 a.m., Central Standard Time, for the following purposes:

     1. to elect three directors, each to serve for a three-year term of office expiring at the 2002 Annual Meeting of Shareholders; and

     2. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 26, 1999, are entitled to notice of and to vote at the Annual Meeting of Shareholders.

     All shareholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, please sign and date the enclosed proxy and return it in the accompanying envelope as promptly as possible or call 1-800-840-1208 to vote by telephone. YOUR VOTE IS VERY IMPORTANT. Your proxy may be revoked by appropriate notice to the Secretary of the Company at any time prior to the voting thereof.

                                BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ R. A. Spellman

                                          R. A. Spellman
                                             Secretary

Omaha, Nebraska
April 12, 1999

                       THE GUARANTEE LIFE COMPANIES INC.
                               Guarantee Centre
                            8801 Indian Hills Drive
                            Omaha, Nebraska   68114

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1999

     This Proxy Statement is furnished to shareholders of The Guarantee Life Companies Inc. (the "Company") in connection with the solicitation on behalf of the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 13, 1999, at 10:00 a.m., Central Standard Time, at Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska. The corporate headquarters of the Company are located at 8801 Indian Hills Drive, Omaha, Nebraska, 68114. Distribution of this Proxy Statement and the accompanying form of proxy began on or about April 12, 1999.

     Only holders of record of common stock of the Company (the "Common Stock") at the close of business on March 26, 1999, are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 9,244,669 shares of Common Stock, each of which is entitled to one vote.

     A shareholder who is a participant in Guarantee Life Insurance Company's Thrift Savings Plan will receive a proxy card which covers both shares credited to such shareholder's plan account plus shares of record registered in the same name. Accordingly, proxies executed by such a participant will serve as a voting instruction to the trustee of the plan. If a participant's plan account is not carried in the same name as his or her shares of record, such participant will receive a separate proxy card for both individual and plan holdings. If a participant in Guarantee Life Insurance Company's Thrift Savings Plan does not vote the shares credited to the participant's plan account, such shares will be voted by the plan's trustee in the same proportion as the shares that are voted by the other participants in the plan.

     The enclosed proxy may be revoked by the shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will be deemed revoked if the shareholder is present at the Annual Meeting and elects to vote in person.

     A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Shares entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Meeting for purposes of determining a quorum, including shares with respect to which votes are withheld,
abstentions are cast or there are broker nonvotes.   Unless otherwise directed
in the accompanying proxy, the persons named therein will vote FOR the proposal set forth in the Notice of Annual Meeting of Shareholders.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mailings, proxies may be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company, without additional compensation therefor. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

     Also, ChaseMellon Shareholder Services, L.L.C. may assist the Company in soliciting proxies for the Annual Meeting, and if so, will be paid an estimated fee of up to $25,000 plus out-of-pocket expenses. The Company has agreed to indemnify ChaseMellon Shareholder Services, L.L.C. against certain liabilities in connection with soliciting proxies for the Annual Meeting.

Election of Directors

     The Board of Directors is divided into three classes, with one class elected each year to hold office for a three-year term. C.R. "Bob" Bell, Thomas
T. Hacking and A.J. Scribante, current members of the Board of Directors, have been nominated for re-election to serve three-year terms of office expiring at the 2002 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Directors are elected by a plurality of votes cast. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. If any nominee is unable to serve, or for good cause declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election.

     The following table sets forth certain information regarding the nominees for election and the directors continuing in office.

     The Board of Directors recommends a vote FOR the nominees listed.

                          Director              Business Experience and
     Name                  Since                  Principal Occupation                                     Age
C.R. "Bob" Bell            1994         President, Greater Omaha Chamber of Commerce since 1989.            68

Thomas T. Hacking          1995         Chief Executive Officer, Hacking & Co., a private investment        54
                                        and merchant banking firm, since 1993.  From 1988
                                        until 1993, Mr. Hacking was Executive Vice President and
                                        co-head of investment banking for Bateman Eichler, Hill
                                        Richards Inc. and its successor, Kemper Securities, Inc.

A.J. Scribante             1994         Chairman of the Board and Chief Executive Officer, VITAL            69
                                        LEARNING Corporation since 1989, and since 1988, Mr.
                                        Scribante has been Chairman of Vital Resources, Inc.
                                        Mr. Scribante is the founder and retired Chief Executive
                                        Officer of Majers Corporation, which was sold to Dun &
                                        Bradstreet in 1986.

   Directors whose terms expire at the 2000 Annual Meeting of Shareholders:

Lee M. Gammill, Jr.        1997         Vice Chairman of the Board (Retired) of New York Life               65
                                        Insurance Company since February 1995.  Prior to his position as Vice Chairman, Mr. Gammill spent approximately 40 years with New York Life Insurance Company in a variety of
                                        positions including Executive Vice President in Charge of
                                        Individual Operations and Senior Vice President.  Mr. Gammill
                                        is a director of Annuity and Life Re (Holdings), Ltd., National
                                        Affiliated Corp., Vanguard Airlines and AudioHighway.com.

James M. McClymond         1994         Consultant to TTI Technologies, Inc.  Since October 1994, Mr.       65
                                        McClymond has served as an international business consultant.
                                        Prior thereto, he served as President of Peoples Natural Gas
                                        Company from February 1985 until his retirement in October 1994.
                                        Mr. McClymond is a director of TTI Technologies, Inc.

William F. Welsh II       1994      President and Chief Executive Officer, Election Systems &           57
                                    Software, Inc., formerly known as American Information
                                    Systems, Inc. since 1994.  From 1977 until 1993, Mr. Welsh served in various management positions at Valmont Industries,
                                    Inc., including President and Chief Executive Officer.

   Directors whose terms expire at the 2001 Annual Meeting of Shareholders:


                        Director              Business Experience and
Name                     Since                  Principal Occupation                                     Age
Robert D. Bates           1994      Chairman of the Board, President and Chief Executive Officer        57
                                    of the Company since May 1995.  Chairman of the Board of
                                    Guarantee Life Insurance Company since November 1990 and
                                    President and Chief Executive Officer of Guarantee
                                    Life Insurance Company since March 1989.

Theodore C. Cooley        1994      Executive Vice President of the Company since May 1995.             57
                                    Executive Vice President-Individual Division of
                                    Guarantee Life Insurance Company since March 1994, and
                                    Senior Vice President-Individual Division from March 1993
                                    to March 1994. From 1977 until joining Guarantee Life
                                    Insurance Company in 1993, Mr. Cooley served with The Paul
                                    Revere Insurance Group.

Bernard W. Reznicek       1994      National Director, Utility Marketing for Central States             62
                                    Indemnity Co. of Omaha since January 1997.  Mr. Reznicek also is President of Premier Enterprises.  From 1994 through 1996,
                                    Mr. Reznicek was Dean of the Creighton University College
                                    of Business Administration. Between 1987 and 1994 he
                                    served with Boston Edison Company, Boston, Massachusetts
                                    and was Chairman and Chief Executive Officer at the time of his retirement in 1994.  Mr. Reznicek is a director of CalEnergy
                                    Company, Inc., Central States Indemnity Co. of Omaha, Stone &
                                    Webster Incorporated, CSG Systems International, Inc., State
                                    Street Corporation and TTI Technologies, Inc.

Janice D. Stoney          1994      Executive Vice President (Retired), U S WEST                        58
                                    Communications from 1990 until her retirement in 1992.
                                    From 1989 until 1990 she was President of the Consumer
                                    Division of U S WEST Communications.  Ms. Stoney is a
                                    director of Premark International, Whirlpool Corporation and
                                    Bridges Investment Fund.

Executive Officers

     Executive officers of the Company and Guarantee Life Insurance Company ("Guarantee Life"), in addition to Messrs. Bates and Cooley (see page 3), are set forth below.

                                   Business Experience and
Name                                Principal Occupation                   Age

Michael G. Allen             Senior Vice President of the Company since    49
                             May 1995, and Senior Vice President-
                             Strategic Planning of Guarantee Life since
                             July 1998.  Prior thereto, from January
                             1996 through July 1998, Mr. Allen was Senior
                             Vice President-Employee Benefits Division of
                             Guarantee Life. Mr. Allen joined Guarantee
                             Life in September 1993 as Senior Vice
                             President-Planning, Human Resources and
                             Administration and became Senior Vice
                             President-Group Operations in 1995. Prior thereto, from 1986 until joining Guarantee
                             Life, he was President of Louis Allen
                             Associates.

William L. Bauhard           Senior Vice President and Chief Financial
                             Officer of the Company and Guarantee Life     53
                             Since May 1995 and Treasurer of the
                             Company and Guarantee Life since September
                             1998.  Prior to joining the Company, Mr.
                             Bauhard spent over 23 years with U S WEST
                             Communications in a variety of financial management positions with the most recent position of Executive Director-Finance.

C.E. "Duffy" Boyle           Senior Vice President of the Company and      45
                             Senior Vice President-Information Systems and Services of Guarantee Life since February
                             1998, and prior thereto, Vice President-
                             Information Systems and Services of
                             Guarantee Life since November 1997.  From
                             1995 until November 1997, Mr. Boyle held the position of Vice President-Applications
                             Development.  From 1990 until joining Guarantee
                             Life, Mr. Boyle served in a variety of
                             positions with First Data Corporation, with the most recent position of Director of Applications Development.

Alan D. Brinkman             Vice President and Corporate Actuary of       38
                             Guarantee Life since May 1997, and
                             prior thereto, Vice President-Financial
                             Actuarial Services since May 1995.
                             After joining Guarantee Life in October
                             1991 until May 1995, Mr. Brinkman
                             held the position of Financial Actuarial Vice
                             President-Individual Division. Mr. Brinkman also is the Appointed Actuary of Guarantee
                             Life.

Richard C. Easton            Senior Vice President-Employee Benefits       62
                             Division Marketing of Guarantee Life
                             since February 1995.  Mr. Easton joined
                             Guarantee Life in February 1993 as Vice
                             President-Group Sales.  Prior to joining
                             Guarantee Life, Mr. Easton spent over 33 years with Standard of Oregon in a variety of group sales and operations positions with the most recent position of Vice President of Group Marketing.

John W. Neppl                Vice President and Controller of the          33
                             Company and Guarantee Life since July
                             1998.  Prior to joining Guarantee Life
                             in April 1998, Mr. Neppl served as Vice
                             President of Administration for Financial
                             Brokerage, Inc., and prior thereto, was
                             an audit manager for Deloitte & Touche.

Mary G. Rahal                Senior Vice President of the Company since    52
                             May 1997, and Senior Vice President-Human
                             Resources and Corporate Services of
                             Guarantee Life since August 1996.  From
                             1984 until joining Guarantee Life, Ms.
                             Rahal served in various positions with
                             The Paul Revere Insurance Group, most
                             recently as Sales Vice President, South
                             Central Region.

Gary H. Rittenhouse          Senior Vice President of the Company since    52
                             May 1995 and Senior Vice President-Strategic
                             Initiatives and Group Special Markets of
                             Guarantee Life since January 1996.  Mr.
                             Rittenhouse has served in various positions since joining Guarantee Life in 1970, including Senior Vice President-Group
                             Division, Senior Vice President-Group
                             Marketing and Vice President-Group
                             Marketing.

Richard A. Spellman          Senior Vice President, General Counsel        56
                             and Secretary of the Company since
                             May 1995 and Senior Vice President, General
                             Counsel and Secretary of Guarantee Life
                             since July 1990.


Ownership of Common Stock

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 28, 1999, by (1) each director and each executive officer named in the Summary Compensation Table and (2) all directors and executive officers as a group. There are no beneficial owners of more than 5% of the common stock of the Company. Except as noted below, each holder listed below has sole investment and voting power with respect to the shares beneficially owned by the holder.

                                               Deferred     Phantom Stock
                                    Common   Compensation   Appreciation    401(k)                                     Total
Name                                Stock       Plan (1)      Plan (2)    Plan (3)     Options (4)       Other         Shares
-----------------------------------------------------------------------------------------------------------------------------------
Robert D. Bates                     60,805(5)   10,656         22,618       16,803         69,939       38,654(10)      219,476(12)
C.R. "Bob" Bell                      2,226           0              0            0          3,381                 0       5,607
Theodore C. Cooley                  12,239(6)    4,555          1,879        4,308          9,945               152*     33,078
Lee M. Gammill, Jr.                      0       1,904              0            0          3,000                 0       4,904
Thomas T. Hacking                    7,400(7)        0              0            0          3,381                 0      10,781
James M. McClymond                  13,000           0              0            0          3,381                 0      16,381
Bernard W. Reznicek                  1,100           0              0            0          3,381                 0       4,481
A.J. Scribante                      35,140(8)        0              0            0          3,381                 0      38,521
Janice D. Stoney                     2,100       1,646              0            0          3,381                 0       7,127
William F. Welsh II                 20,010           0              0            0          3,381                 0      23,391
Michael G. Allen                    17,170       2,011          1,060        3,117          4,972             1,450(11)  29,780
William L. Bauhard                   1,760       4,569              0          501          9,945               130*     16,905
Gary H. Rittenhouse                  1,906(9)    1,651          4,466        2,858          9,945               226*     21,052
                                                                                                                       --------
All Directors and Executive Officers as a group (19 persons)                                                            492,638


     As of February 28, 1999, Common Stock beneficially owned by directors and executive officers as a group represents approximately 5.3% of the outstanding shares. Except as noted, each holder listed owns less than 1% of the outstanding shares.

  (1) The figures in this column represent phantom stock units held in the Guarantee Life Insurance Company Deferred Compensation Plan. Holders of these phantom stock units have no voting or investment power.
  (2) The figures in this column represent phantom stock units held in a phantom stock appreciation program adopted prior to the existence of a public market for the Company's Common Stock. Holders of these phantom stock units have no voting or investment power.
  (3) The figures in this column represent shares held, as of February 28, 1999, in Guarantee Life's 401(k) Plan. Holders of these shares have voting and investment power.
  (4) Includes shares that could be obtained upon exercise of stock options which have vested or will vest within 60 days.
  (5) Includes 44 shares held by the Robert D. Bates Irrevocable Trust.

  (6) Includes 130 shares held by an irrevocable trust of which Mr. Cooley's spouse is the co-trustee.
  (7) Mr. Hacking is a limited partner in, and Hacking & Co. acts as a consultant to, a group of partnerships managed by Kayne Anderson Investment Management, Inc. These partnerships own, in the aggregate, 237,700 shares. Mr. Hacking disclaims beneficial ownership of these shares.
  (8) Includes 345 and 375 shares owned by VITAL LEARNING Corporation and Vital Resources, Inc., respectively. Mr. Scribante is the Chairman of the Board and Chief Executive Officer of VITAL LEARNING Corporation and Chairman of the Board of Vital Resources, Inc.
  (9) Includes 60 shares held by Mr. Rittenhouse's family members.
 (10) Includes 15,000 shares of restricted stock and 20,000 performance shares issued pursuant to the 1994 Long Term Incentive Plan as to which Mr. Bates has voting power but no investment power. Also includes 1,730 shares of restricted stock pursuant to an Incentive Compensation Plan Bonus Program and 1,924 shares of restricted stock issued pursuant to a Stock Option Early Exercise Incentive Program as to which Mr. Bates has voting but no investment power.
 (11) Includes 455 shares of restricted stock issued pursuant to an Incentive Compensation Plan Bonus Program and 995 shares of restricted stock issued pursuant to a Stock Option Early Exercise Incentive Program as to which Mr. Allen has voting but no investment power.
 (12) Mr. Bates is the beneficial owner of approximately 2.37% of the outstanding shares.

  * Represents shares of restricted stock issued pursuant to an Incentive Compensation Plan Bonus Program as to which the participant has voting but no investment power.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors or persons who beneficially own more than ten percent of the Company's Common Stock ("reporting persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and more than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of copies of such reports received by the Company and written representations from each such person who did not file an annual report with the SEC that no other reports were required, the Company believes that during 1998, all reporting persons were in compliance with all applicable filing requirements except that reports for Robert D. Bates, James M. McClymond, Mary G. Rahal and William F. Welsh II were filed one day late due to severe weather conditions which delayed timely delivery. In addition, an initial Form 3 was filed late on behalf of John W. Neppl. Finally, the 1998 Form 5 (for 1997 transactions) was filed late on behalf of Alan D. Brinkman.


Meetings of Board of Directors and Committees

     The Board of Directors held eleven meetings in 1998. All directors attended at least 75% of the meetings of the Board and its committees on which they served.

     The Board of Directors has standing Audit and Compensation Committees. In 1998, the Audit Committee was composed of Directors Bell, Gammill and Reznicek, with Mr. Reznicek serving as Chair. The functions performed by the Audit Committee include exercising the powers and authority of the directors of the Company to oversee and monitor the internal accounting and operating systems of the Company and its subsidiaries and related matters. The Audit Committee held four meetings in 1998. In 1998, the Compensation Committee was composed of Directors McClymond, Scribante, Stoney and Welsh, with Mr. Scribante serving as Chair. The duties of the Compensation Committee include exercising the powers and authority of the directors of the Company with regard to compensation philosophy and guidelines for the executive and management groups of the Company and its subsidiaries and related matters. The Compensation Committee held five meetings in 1998.

Compensation of Directors

     During 1998, each non-employee director of the Company received an $18,000 annual retainer, $1,000 for each board meeting attended and $750 for each committee meeting attended. In addition, each committee chair received an annual retainer of $3,000. Non-employee directors of the Company who also serve on the Board of Directors of Guarantee Life or who serve as a committee chair for Guarantee Life received only one annual retainer fee for their board memberships and committee chairmanships and only one meeting fee for each joint meeting of both boards attended. Similarly, non-employee directors of the Company who also serve on committees of Guarantee Life received only one meeting fee for each joint committee meeting. In addition, directors are reimbursed for travel expenses incurred in attending meetings.

     In May 1996, the Board of Directors adopted the Directors Stock Incentive Plan in order to attract, retain and motivate the best qualified directors and to enhance mutuality of interest between the directors and shareholders of the Company. The Directors Stock Incentive Plan provides a one-time grant of options to each non-employee director in office on May 9, 1996, and each individual who first becomes a director after May 9, 1996, to purchase 3,000 shares of the Company's Common Stock. These options became exercisable November 9, 1996, at an exercise price of $17.125 per share. After becoming a board member, the Company granted 3,000 options to Mr. Gammill on May 9, 1997. These options became exercisable November 9, 1997, at an exercise price of $20.00 per share. No options were granted or exercised during 1998 under the Directors Stock Incentive Plan.

     The Directors Stock Incentive Plan is administered by the Board of Directors. The maximum number of shares that may be issued under this plan is 90,000. If there is a stock split, stock dividend, recapitalization or other relevant change affecting the Common Stock, appropriate adjustments will be made in the number of shares available under this plan in the future and in the exercise prices under outstanding grants made before the event.

     Pursuant to the Company's 1994 Long Term Incentive Plan, on January 1, 1998, each non-employee director was granted 1,250 nonqualified stock options at a price of $28.50 per share. These options become exercisable in 25% annual installments with the first annual installment exercisable on January 1, 2000. Also pursuant to the Company's 1994 Long Term Incentive Plan, on December 31, 1998, each non-employee director was granted nonqualified stock options for shares having an aggregate fair market value of $5,000 on that date. These options become exercisable in 25% annual installments with the first annual installment exercisable on December 31, 2000.

Summary Compensation Table

     The following table summarizes the compensation paid by Guarantee Life for the fiscal year ended December 31, 1998 to the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, of the Company and Guarantee Life .

----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Long Term
                                        Annual Compensation                         Compensation Awards
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Restricted    Securities
                                                                 Other Annual       Stock       Underlying        All Other
Name and                                Salary       Bonus       Compensation      Award(s)    Options/SARs      Compensation
Principal Position            Year        ($)         ($)            ($) *           ($)           (#)                ($)
----------------------------------------------------------------------------------------------------------------------------------
Robert D. Bates                 1998     518,583              0      5,000          7,076              0            57,767 (11)
Chairman, President and         1997     461,406    118,059  (1)     5,297         55,370        100,000            58,752 (12)
Chief Executive Officer         1996     453,333    196,075  (2)     6,248         24,509              0            64,868 (13)

Theodore C. Cooley              1998     236,995          0            675              0          8,000            11,611 (14)
Executive Vice President        1997     212,490     90,047  (3)     2,239              0         15,000             6,330 (15)
                                1996     199,600     46,481  (4)     2,299          3,254              0             5,609 (16)

Michael G. Allen                1998     221,803          0          3,000         13,489          8,000             8,413 (17)
Senior Vice President           1997     196,440     35,442  (5)       974         17,734         15,000             5,281 (18)
                                1996     180,700     47,933  (6)       676          5,992              0             4,028 (19)

William L. Bauhard              1998     212,200          0              0              0          8,000             8,553 (20)
Senior Vice President,          1997     186,756     34,516  (7)         0              0         15,000             5,691 (21)
Chief Financial Officer and     1996     173,760     22,250  (8)         3          2,781              0             4,235 (22)
Treasurer

Gary H. Rittenhouse             1998     197,455          0            102              0          8,000            9,759  (23)
Senior Vice President           1997     172,040     89,440  (9)     1,080              0         15,000            5,842  (24)
                                1996     162,750     64,416 (10)       692          4,831              0            5,243  (25)
------------------------------------------------------------------------------------------------------------------------------------

  (1) Includes 2,805 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $70,826 when payable.
  (2) Includes 5,503 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $117,645 when payable.
  (3) Includes 356 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $8,989 when payable.
  (4) Includes 978 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $20,916 when payable.
  (5) Includes 842 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $21,261 when payable.
  (6) Includes 1,345 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $28,759 when payable.
  (7) Includes 136 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $3,434 when payable.
  (8) Includes 624 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $13,338 when payable.
  (9) Includes 354 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $8,939 when payable.
 (10) Includes 1,205 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $25,766 when payable.

 (11) Consists of $2,336 employer matching contributions to the Guarantee Life Thrift Savings Plan, $ 6,959 employer contribution to the Guarantee Life Deferred Compensation Plan, $1,800 of premiums paid for group term life insurance and a $46,672 deposit to an annuity to supplement Mr. Bates' retirement plan benefit.
 (12) Consists of $4,800 employer matching contribution to the Guarantee Life Thrift Savings Plan, $1,800 of premiums paid for group term life insurance and a $52,152 deposit to an annuity to supplement Mr. Bates' retirement plan benefit.
 (13) Consists of $4,621 employer matching contribution to the Guarantee Life Thrift Savings Plan, $1,800 of premiums paid for group term life insurance and a $58,447 deposit to an annuity to supplement Mr. Bates' retirement plan benefit.
 (14) Consists of $4,800 employer matching contribution to the Guarantee Life Thrift Savings Plan, $5,011 employer contribution to the Guarantee Life Deferred Compensation Plan and $1,800 of premiums paid for group term life insurance.
 (15) Consists of $4,530 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,800 of premiums paid for group term life insurance.
 (16) Consists of $3,809 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,800 of premiums paid for group term life insurance.
 (17) Consists of $4,800 employer matching contribution to the Guarantee Life Thrift Savings Plan, $2,917 employer contribution to the Deferred Compensation Plan and $696 of premiums paid for group term life insurance.
 (18) Consists of $4,585 employer matching contribution to the Guarantee Life Thrift Savings Plan and $696 of premiums paid for group term life insurance.
 (19) Consists of $3,332 employer matching contribution to the Guarantee Life Thrift Savings Plan and $696 of premiums paid for group term life insurance.
 (20) Consists of $4,800 employer matching contribution to the Guarantee Life Thrift Savings Plan, $2,601 employer contribution to the Deferred Compensation Plan and $1,152 of premiums paid for group term life insurance.
 (21) Consists of $4,539 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,152 of premiums paid for group term life insurance.
 (22) Consists of $3,083 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,152 of premiums paid for group term life insurance.
 (23) Consists of $4,800 employer matching contribution to the Guarantee Life Thrift Savings Plan, $3,807 employer contribution to the Deferred Compensation Plan and $1,152 of premiums paid for group term life insurance.
 (24) Consists of $4,690 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,152 of premiums paid for group term life insurance.
 (25) Consists of $4,547 employer matching contribution to the Guarantee Life Thrift Savings Plan and $696 of premiums paid for group term life insurance.


* In 1998, includes amounts reimbursed for the payment of taxes and amounts reimbursed from a nonqualified medical plan for Messrs. Bates, Cooley, Allen and Rittenhouse.

Option Grants Table

     The following table sets forth information concerning stock options granted to the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, of Guarantee Life and the Company during 1998.

                               Individual Grants


                                                                                                          Potential Realizable
                          Number of             % of Total                                                  Value at Assumed
                          Securities           Options/SARs                                               Annual Rates of Stock
                          Underlying            Granted to            Exercise or                         Price Appreciation for
                         Options/SARs           Employees             Base Price        Expiration              Option Term
 Name                     Granted (#)        in Fiscal Year            ($/Share)            Date        5% ($)           10% ($)
------------------------------------------------------------------------------------------------------------------------------------
Robert D. Bates                 0                   0%                      0              N/A             N/A            N/A

Theodore C. Cooley          8,000                3.48%                 $25.25             2/19/08      $329,040         $523,920

Michael G. Allen            8,000                3.48%                 $25.25             2/19/08      $329,040         $523,920

William L. Bauhard          8,000                3.48%                 $25.25             2/19/08      $329,040         $523,920

Gary H. Rittenhouse         8,000                3.48%                 $25.25             2/19/08      $329,040         $523,920
------------------------------------------------------------------------------------------------------------------------------------


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

     The following table sets forth information concerning stock options exercised through February 1999 by the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, of Guarantee Life and the Company.


                                                                         Number of
                                                                   Securities Underlying              Value of
                           Shares                                    Unexercised Options         In-the-Money Options
                          Acquired               Value              at Fiscal Year End (#)       at Fiscal Year End ($)
                         on Exercise           Realized                Exercisable/                 Exercisable/
Name                         (#)                  ($)                 Unexercisable                Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Robert D. Bates             1,924               $10,351                 69,939                       $384,665
                                                                       144,554                       $437,547

Theodore C. Cooley              0                     0                  9,945                        $54,698
                                                                        32,944                        $54,692

Michael G. Allen            2,473               $35,240                  4,972                        $27,346
                                                                        32,944                        $54,692

William L. Bauhard              0                     0                  9,945                        $54,698
                                                                        32,944                        $54,692

Gary H. Rittenhouse             0                     0                  9,945                        $54,698
                                                                        32,944                        $54,692
--------------------------------------------------------------------------------------------------------------------------------

Incentive Plan

     The 1994 Long Term Incentive Plan was adopted in December 1994, and amended April 6, 1995, December 8, 1995, November 14, 1996, and May 8, 1997. The Incentive Plan was adopted in order to retain and attract qualified key employees, directors and agents of the Company and its subsidiaries and to align the interests of such persons with those of the Company and its shareholders by providing for the grant of options to purchase the Company's Common Stock which may be either incentive stock options or nonqualified stock options, as well as for restricted stock and performance shares. No award may be granted under the Incentive Plan after December 26, 2000.

     The Company's Board of Directors has designated the Compensation Committee of the Board of Directors as the Plan Committee. The Plan Committee has authority to administer the Incentive Plan, including the authority to determine who will receive awards and for what number of shares and to establish the terms and conditions of the awards.

     The maximum number of shares of Common Stock that may be issued under the Incentive Plan is 1,345,828, which is 13% of the total number of shares of Common Stock issued and outstanding immediately following the initial public offering of the Company's Common Stock. If there is a stock split, stock dividend, recapitalization or other relevant change affecting the Common Stock, appropriate adjustments will be made in the number and class of shares that may be awarded under the Incentive Plan in the future and in the number and class of shares and price under all outstanding grants made before the event.

     In 1998, the Plan Committee made awards of 243,210 stock options to key employees and directors at prices varying from $18.50 per share to $28.50 per share.


Retirement Plan

     Each of the named executive officers participates in the Retirement Plan for Home Office Employees of Guarantee Life Insurance Company ("Retirement Plan") and in the Guarantee Life Insurance Company Supplemental Retirement Plan ("Supplemental Plan").

     The following table sets forth the benefits payable, assuming retirement at age 65, to participants in the Retirement Plan and the Supplemental Plan at the levels of compensation and for the periods of service contained therein.

        Assumed
        Annual                     Annual Pension Plan Benefits
        Earnings               Years of Service at Normal Retirement
                       15           20           25           30       35
        -------------------------------------------------------------------
        $120,000     23,424       34,773       49,974       66,264   88,084
         150,000     31,614       46,931       67,448       89,433  118,883
         175,000     38,439       57,063       82,009      108,741  144,548
         200,000     45,264       67,194       96,570      128,049  170,214
         225,000     52,089       77,326      111,131      147,356  195,879
         250,000     58,914       87,458      125,692      166,664  221,545
         300,000     72,564      107,722      154,815      205,279  272,876
         350,000     86,214      127,986      183,937      243,895  324,207
         400,000     99,865      148,249      213,060      282,510  375,538
         450,000    113,515      168,513      242,182      321,126  426,869
         500,000    127,165      188,777      271,305      359,741  478,200

     The benefits shown in the preceding table are based upon amendments made to the Retirement Plan. Effective January 1, 1998, the Retirement Plan was amended in order to implement a cash balance plan. Participants in the plan prior to the amendment date are grandfathered under the prior plan formula for a period of ten years, if that formula provides a greater benefit. The cash balance plan generates a lump sum account balance which can be converted to monthly income payments. The figures in the preceding table assume that an employee elects a life only benefit and are based upon the conversion factors in effect in 1998. The calculation of the projected benefits assumes no future pay increases and assumes the interest crediting rate and the conversion rate remain the same as the rates in effect for 1998. The benefits provided by the Retirement Plan are subject to benefit and compensation limitations applicable to qualified pension plans. For 1998, the maximum annual benefit payable at age 65 is $130,000, and the maximum credited compensation is $160,000. The Company also provides benefits through the Supplemental Plan, which restores to participants all benefits reduced due to the limitations imposed upon the Retirement Plan. Therefore, the total retirement benefits from both the Retirement Plan and the Supplemental Plan are equal to the figures in the table set forth above. As of December 31, 1998, accrued annual retirement benefits, which include both the Retirement Plan and Supplemental Plan, were as follows: Mr. Bates, $224,469;
Mr. Cooley, $49,641;  Mr. Allen, $36,768;  Mr. Bauhard, $25,861; and Mr.
Rittenhouse, $195,164.


Employment Agreement

     Guarantee Life has entered into an employment agreement with Mr. Bates, effective as of April 1, 1995, pursuant to which he will serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and Guarantee Life. The employment agreement was amended and restated on January 1, 1997, among other things, to add the Company as a party thereto. The initial term of the employment agreement ended on March 31, 1998. Thereafter, on the anniversary date of the April 1, 1995 effective date, the term of the agreement shall automatically be extended for additional one year terms until the Company or Mr. Bates gives the other party written notice that it does not wish to extend the term of the agreement.

     Under the employment agreement, Mr. Bates receives an annual base salary of $400,000 per annum (subject to increase at the discretion of the Board of Directors or reduction as part of an overall reduction in salaries payable to senior management personnel) and participates in employee and executive benefit and prequisite programs at levels appropriate for his position. Mr. Bates is also eligible to receive an annual cash bonus and long-term incentive awards.

     In the event Mr. Bates' employment is involuntarily or constructively terminated without cause or he ceases to be Chairman of the Board, Chief Executive Officer or President, the agreement provides for the payment to Mr. Bates of two times his annual cash compensation. In the event Mr. Bates' employment is terminated in contemplation of a change of control or within two years following a change of control, the agreement provides for payment to Mr. Bates of three times his annual cash compensation. Upon involuntary termination, Mr. Bates would also receive a prorated bonus for the year of termination, all accrued compensation, the cash value of all previously awarded long-term incentive grants, the present value of the additional retirement benefits which he would have accrued under the Supplemental Plan had he been employed for an additional two years and be fully vested in his accrued benefits thereunder.

     Upon Mr. Bates' termination due to death or disability, he will receive an amount equal to his bonus payment amount, his accrued compensation, the cash value of all previously awarded long-term incentive grants, and other incentives or awards including, without limitation, any outstanding award of restricted stock or performance shares.

     As a make-whole pension provision, Guarantee Life provides Mr. Bates compensation which is payable upon his death, retirement or termination of employment pursuant to a written agreement under which he is credited with a fixed percentage (a minimum of 9% and a maximum of 12%) of his base salary and annual incentive compensation.

Executive Severance Plan

     The Company has established the Executive Severance Plan under which certain executive officers and other designated key employees of the Company and its subsidiaries are eligible to receive certain severance benefits upon the occurrence of a change of control and other events. The Company's Board of Directors has designated 14 executive positions for participation in the Executive Severance Plan.

     Under the Executive Severance Plan, if a participant is involuntarily terminated other than for cause or voluntarily terminates employment for good reason, prior to the second anniversary of a change of control, except as provided below, such participant will receive the following severance benefits:
(1) a lump-sum amount equal to either one, two or three times the participant's base salary, (2) outstanding incentive awards or deferred compensation accounts shall become fully vested and earned, determined, in the case of any award based on attaining levels of performance, on performance as of the end of the fiscal year preceding the date of termination or the end of the month in which the termination occurs, whichever is more favorable to the participant and (3) outplacement services for one year.

     The Executive Severance Plan is renewable at three-year intervals unless terminated by the Board of Directors, provided that, if a change of control occurs during its term, it will continue in effect until all obligations thereunder are satisfied. In no event, however, will severance benefits payable under the Executive Severance Plan exceed the amount allowable to the Company as a deduction for federal income tax purposes under applicable law.


Compensation Committee Interlocks and Insider Participation

     In 1998, the Company's Compensation Committee was composed of A.J. Scribante, Chair, James M. McClymond, Janice D. Stoney and William F. Welsh II. Robert D. Bates, Chairman of the Board, President and Chief Executive Officer of the Company and Guarantee Life, served on the Board of Directors of VITAL LEARNING Corporation in 1998. A. J. Scribante, Chief Executive Officer of VITAL LEARNING Corporation, was a member of the Company's and Guarantee Life's Boards of Directors and was a member of the Company's and Guarantee Life's Compensation Committee in 1998.


Report of the Compensation Committee on Executive Compensation

     The Company's Compensation Committee is composed of independent, non-employee members of the Board of Directors. The duties of the Committee include exercising the powers and authority of the directors of the Company with regard to compensation arrangements for Company executives and related matters. The Company became a publicly held entity in December 1995, upon the conversion of its subsidiary, Guarantee Life, from a mutual life insurance company to a stock life insurance company.

     Prior to the conversion of Guarantee Life in December 1995, the Committee retained an independent compensation consulting firm to assist in developing specific executive compensation plans and policies. Working with the consulting firm, the Committee adopted and revised plans of compensation intended to both continue the compensation philosophy and provide incentives that encourage and reward the creation of additional shareholder value.

     Compensation Philosophy

     Having concluded its third year as a public company, the Company's compensation philosophy continues to be one of maintaining a competitive compensation program that ties total compensation opportunities for executives to the creation of shareholder value. This philosophy is implemented through a combination of the following elements:

     (1) base salaries that are at or somewhat above the 50th percentile of salaries at a broad group of life insurance companies of similar or somewhat larger size, in order to enable the Company to attract and retain qualified executives in a competitive marketplace;

     (2) an annual incentive plan that provides opportunities for executives to receive cash incentives based on achievement of specific return on beginning equity (ROBE) targets under Guarantee Life's Total Rewards program (explained below); and

     (3) equity-based awards that align the interests of executives with those of shareholders by tying economic rewards directly to increases in shareholder value and encouraging stock ownership by key executives.

     Section 162(m) of the Internal Revenue Code ("Code") prohibits the Company from deducting any compensation in excess of $1 million paid to its executive officers. Certain compensation specified in the Code is excluded from this limit, including compensation that is both paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives and awarded by a committee consisting of outside directors. In 1998, the Company did not pay any compensation to any executive officers that was not deductible by reason of the prohibition in Code Section 162(m). The Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Code Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

     Base Salaries

     The base salaries of the chief executive officer, executive vice president and senior vice presidents have been, and will continue to be, reviewed periodically by the Committee. It is the Company's objective to pay its executives base salaries at competitive levels, based on the scope of responsibilities applicable to each position and the Committee's subjective assessment of the individual's performance and expected contribution to the Company's success. Competitive base salary levels are defined by the Committee as the median (50th percentile) to somewhat above median level among similar-sized and somewhat larger companies in the life insurance industry. The Committee had adopted a specific peer group of companies, selected on the basis of size, performance and line of business comparability, for comparison purposes in establishing base salaries.

     In 1998, Mr. Bates' salary was increased by $75,921. This included a $65,000 merit increase and a one time adjustment resulting from a policy decision to eliminate certain employer sponsored benefit programs. In 1997, Mr. Bates received 50,000 stock options (as discussed below), but he did not receive a salary increase. The Committee's decision to increase Mr. Bates' 1998 salary was based upon the Company's strong performance in 1997 and because a review of peer companies with which Guarantee Life competes for chief executive talent revealed that Mr. Bates' salary was lower than the recommended competitive range. It continues to be a primary goal of the Committee to align Mr. Bates' compensation with shareholder value, while ensuring that compensation is maintained at a competitive level.

     Annual Incentives

     In 1998, Guarantee Life introduced a new employee benefits program for all employees, including executive officers. Under this new program, called Total Rewards, all employees, including executives, are eligible to receive, as a part of Total Rewards, an annual award based on the financial, operational and service results of the Company. The amount of money available for distribution in the form of annual incentive awards is entirely based upon the Company's return on beginning equity (ROBE) performance. In late 1997 and early 1998, ROBE targets were established for the Company and for each of Guarantee Life's divisions. More specifically, three levels of ROBE performance were established for the Company and divisions: threshold, par and maximum. Notably, the ROBE levels established for executive officers were higher than ROBE levels established for non-executive staff. Because the Company's threshold ROBE level was not attained in 1998, none of the executive officers are eligible for an annual incentive award. Accordingly, no bonuses will be paid in 1999 for calendar year 1998 to Mr. Bates, the executive vice president or the senior vice presidents.

     In 1998, the Company granted matching shares as part of a stock ownership program to the chief executive officer and certain senior vice presidents who elected to receive in excess of ten percent of their 1998 bonuses in the form of Company stock. These matching shares shall vest on the third anniversary of the date of grant if certain stock ownership goals are met, unless the executive's employment with the Company and each of its subsidiaries terminates prior thereto due to death, disability or retirement at or after age 60, in which case the matching shares shall become fully vested.

     Also in 1998, the Company granted matching shares to the chief executive officer and certain senior vice presidents pursuant to the Company's Stock Option Early Exercise Incentive Program. Under this program, eligible participants are granted one share of restricted stock for every five option shares exercised within three years of the program's adoption in November 1996. These matching shares will vest on the third anniversary of the date of grant provided the participant does not sell any Company stock during the three year period.

     Long-Term Incentives

     The purposes of the Company's long-term incentive program are to reward top management for increasing shareholder value, to develop stock ownership among key executives and to help retain key executives. The Committee has approved a long-term incentive plan that provides for grants of stock options to the chief executive officer, executive vice president, senior vice presidents and other key employees. Both incentive stock options and nonqualified stock options (with a maximum term of 10 years) were granted in 1995. As of December 26, 1998, one half of these options had vested. The remaining half will vest in 50% increments on December 26, 1999 and December 26, 2000. Pursuant to the terms of the long-term incentive plan, no stock options were awarded in 1996 to executives who received options in 1995. In 1997, the Company granted to each of the chief executive officer, executive vice president and the senior vice presidents, options to purchase 15,000 shares of the Company's common stock at an option price of $21.00 per share. One third of these options will vest in the year in which the Company's return on equity equals or exceeds 13%. The remaining two thirds will vest in the year in which the Company's return on equity equals or exceeds 15%. Automatic vesting will occur in 2004.

     In 1998, the Company granted to each of the executive vice president and the senior vice presidents, options to purchase between 5,000 and 8,000 shares of the Company's common stock at an option price of $25.25 per share. These options will vest in the year in which the Company's return on equity equals or exceeds 12.5%. Automatic vesting will occur in 2005. All options are granted at fair market value on the date of the grant.

     The Committee did not grant any awards to Mr. Bates in 1998. This was due, in part, to the fact that the Committee instead had recommended a salary increase for Mr. Bates. It also was due to the existence of the shareholder value focused long-term incentive program for the chief executive officer which was designed by the Committee in 1997. The program had several components. The first component was a one time grant of 15,000 restricted shares which shall vest on January 1, 2001. The second component was a one time grant of 20,000 performance shares, at a price of $18.50 per share, which shall vest on the January 1 following the second consecutive calendar year between January 1, 1997, and December 31, 2003, in which the Company's total return to shareholders exceeds the median level of competing companies. Automatic vesting of these shares will occur on January 1, 2004.

     Finally, in 1997, the Company granted Mr. Bates options to purchase 50,000 shares of the Company's common stock at an option price of $19.25 per share. These options shall vest after the Company achieves a 12.5% or higher return on equity. Upon the Company's achievement of a 12.5% return on equity, the Company will grant Mr. Bates an additional 100,000 options to purchase shares at fair market value. These options will vest when the Company achieves a 15% return on equity. Upon reaching a 15% return on equity, the Company will grant Mr. Bates another 100,000 options to purchase shares at fair market value. Vesting of these final 100,000 options will be determined by the Board at the time they are granted, based upon the needs of the business. The program pursuant to which the additional 200,000 options are to be granted will terminate in five years. With respect to the initial 50,000 options, if Mr. Bates remains continuously employed by the Company or one of its subsidiaries through and including October 18, 2001, then these options will become fully vested. The Company's performance in 1998 did not trigger vesting of any of the options granted to Mr. Bates under the shareholder value focused long-term incentive program.

     Prior to the adoption of the 1994 Long Term Incentive Plan and the existence of a public market for the Company's Common Stock, Guarantee Life maintained a phantom stock appreciation program that provided participating executives with an economic incentive to increase statutory surplus. This program, which was implemented in 1991, generally required the completion of five years of service following any award to receive any amounts otherwise earned under the applicable formula. With the anticipated public market for the Company's Common Stock, no further awards were made under this program after 1994.

     The value of the appreciation inherent in each award made under this program, as determined by the Committee taking into account appropriate adjustments to negate the effect of the demutualization process, was converted, effective as of the time of the Company's initial public offering, into an economic interest in a number of shares of the Company's Common Stock, based on the offering price in the initial public offering. Final awards granted under this program vested on December 31, 1998. Changes made to the original terms of the program include the allowance of payment of the awards to be in stock; and transfer of fully vested phantom shares from the phantom stock appreciation program to the stock account of Guarantee Life's Deferred Compensation Plan. In addition, the Committee authorized accelerated vesting, payment of benefits in a lump sum and all-cash payouts to certain participants identified by the Committee. None of the participants identified by the Committee include any of the named executive officers. Under the phantom stock appreciation program, Mr. Bates has an interest in the economic equivalent of approximately 22,618 shares of the Company's Common Stock.

     Other Chief Executive Officer Compensation

     In 1995, to assure itself of his continued services following its demutualization and in recognition of Mr. Bates' past contributions to Guarantee Life and his expected contribution to its future performance, Guarantee Life entered into an employment agreement with Mr. Bates. The agreement has a three-year term and it is renewed annually. Among other things, the agreement provides for the payment to Mr. Bates of two times his annual cash compensation if his employment is involuntarily or constructively terminated without cause, and three times such annual compensation if his termination is a result of a change of control. The agreement was amended and restated, effective January 1, 1997, to add the Company as a party and to clarify that, upon death, disability, or involuntary or constructive termination, vesting will be automatically accelerated for his long-term incentives and other benefits, including any outstanding award of restricted stock or performance shares.

     The foregoing Report of the Compensation Committee on Executive Compensation is provided by the Compensation Committee: A. J. Scribante, Chair, James M. McClymond, Janice D. Stoney and William F. Welsh II.

Performance Graph

     The following graph sets out the cumulative total shareholder return on the Company's Common Stock since December 20, 1995, assuming the investment of $100 on December 20, 1995, and reinvestment of all dividends since that date to December 31, 1998, compared with the S&P 500 and the SNL Life & Health Insurance Index for the same period.

                                 [LINE GRAPH]

                                                                    Period Ending
                                    -----------------------------------------------------------------------------
Index                                12/20/95  12/31/95  6/30/96  12/31/96  6/30/97  12/31/97  6/30/98  12/31/98
-----------------------------------------------------------------------------------------------------------------
Guarantee Life Companies Inc. (The)    100.00    103.28   115.91    122.40   167.18    190.65   147.11    125.35
S & P 500                              100.00    101.71   111.97    124.97   150.72    166.67   196.19    214.30
SNL Life & Health Insurance Index      100.00    102.01   110.88    133.00   162.06    185.23   216.77    218.21

Independent Auditors

     Upon recommendation of the Audit Committee of the Board of Directors, the Board has reappointed KPMG Peat Marwick LLP ("KPMG") as the independent public accounting firm to audit the financial statements of the Company and its subsidiaries for the fiscal year beginning January 1, 1999, and ending December 31, 1999.

     Representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.


Future Proposals

     Any proposal by any shareholder to transact any corporate business or to nominate a director at the Annual Meeting of Shareholders on May 13, 1999, shall be made by notice in writing and mailed by certified mail to the Secretary of the Company and must be received no later than April 19, 1999. A notice of nominations by a shareholder shall set forth as to each proposed nominee who is not an incumbent director (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee, (3) the number of shares of Common Stock of the Company which are beneficially owned by each such nominee and the nominating shareholder and (4) any other information concerning the nominee that must be disclosed regarding nominees in proxy solicitations pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules under such section. Only shareholders of record at the close of business on March 26, 1999, are entitled to bring business before the Annual Meeting or make nominations for directors.

     Any proposal that a shareholder intends to present at the 2000 Annual Meeting must be received by the Company no later than December 13, 1999, for inclusion in the 2000 Notice of Annual Meeting Proxy Statement and form of proxy. The inclusion of any such proposal in the proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

     The proxy for the 2000 Annual Meeting of Shareholders will confer on the proxyholders discretionary authority to vote on any matter proposed by any shareholder for consideration at the meeting if the Company does not receive written notice of the matter from the proponent on or before April 6, 2000. The notice must be submitted in writing and mailed by certified mail to the Secretary of The Guarantee Life Companies Inc., Guarantee Centre, 8801 Indian Hills Drive, Omaha, Nebraska 68114.


Other Business

     Management does not know of any other business that will be presented for consideration at the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the shares represented by the proxies and voting instructions solicited hereby may be discretionarily voted on such business in accordance with the judgment of the shareholders.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all shareholders entitled to vote at the Annual Meeting. However, such Annual Report is not to be considered part of this proxy solicitation material. In addition, any shareholder who wishes to receive a copy of the Form 10-K filed by the Company with the Securities and Exchange Commission may obtain a copy without charge by writing to the Company. Requests should be directed to Investor Relations, The Guarantee Life Companies Inc., Guarantee Centre, 8801 Indian Hills Drive, Omaha, Nebraska 68114. The Form 10-K can also be found on the Company's World Wide Website: www.guar.com.

[LOGO] THE GUARANTEE LIFE
       COMPANIES INC.


Building Relationships For Life(R)

Guarantee Centre
8801 Indian Hills Drive
Omaha, Nebraska 68114-4066
402-361-7300
http://www.guar.com

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
Please mark your votes as indicated in this example

X

PROPOSAL 1 -
ELECTION OF DIRECTORS -
      NOMINEES:
        01) C.R. "Bob" Bell
        02) Thomas T. Hacking
        03) A.J. Scribante
WITHHOLD: (Write that nominee's name in the space provided below.)

FOR     WITHHOLD FOR ALL

IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW

SIGNATURE(S)__________________________________________________________
SIGNATURE(S) ________________________________        DATE_____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                     HELP US SAVE MONEY-VOTE BY TELEPHONE
                           QUICK - EASY - IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

   VOTE BY PHONE:CALL TOLL-FREE USING A TOUCH-TONE TELEPHONE 1-800-840-1208
              ANYTIME.  THERE IS NO CHARGE TO YOU FOR THIS CALL.
You will be asked to enter the 11-digit CONTROL NUMBER located in the lower right corner of this form.

 PROPOSAL 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

             WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.

   IF YOU VOTE BY TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.
                             THANK YOU FOR VOTING.
     CALL - TOLL-FREE - ON A TOUCH-TONE TELEPHONE 1-800-840-1208 - ANYTIME
                   There is NO CHARGE to you for this call.

                       THE GUARANTEE LIFE COMPANIES INC.
                               Guarantee Centre
                            8801 Indian Hills Drive
                             Omaha, Nebraska 68114

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                      OF
                       THE GUARANTEE LIFE COMPANIES INC.

                                  PROXY CARD

     The person signing on the reverse side of this Proxy Card hereby appoints
R. D. Bates, W. L. Bauhard and R. A. Spellman proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of The Guarantee Life Companies Inc. standing in the name of said person with all powers said person would possess if present at the Annual Meeting of Shareholders of The Guarantee Life Companies Inc. to be held May 13, 1999, or any adjournment thereof.

     PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.
"
"
                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL-FREE 1-800-840-1208 using a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      OR

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

          A majority of shareholders must vote in order for the Annual Meeting to be held as scheduled on May 13, 1999. Your vote is vital - your shares cannot be voted unless you sign and return your proxy card OR vote by telephone.


                                  PLEASE VOTE